Exhibit 99.1
1870 Crown Drive
Dallas, TX 75234
214-561-7500
Fax: (214) 561-7499
For immediate release
For further information contact:
Ray Schmitz
Vice President and Chief Financial Officer
(214) 561-7503
ray.schmitz@dynamex.com
DYNAMEX ANNOUNCES FIRST QUARTER
FISCAL YEAR 2006 RESULTS
First Quarter Highlights:
•	Net income of $3.2 million, $0.27 diluted earnings per common share.

•	Share buyback to date reaches 571,000 shares, 4.9% of outstanding shares.
December 7, 2005 — Dallas, Texas — Dynamex Inc. (NASDAQ: DDMX), the leading provider of same-day delivery and logistics services in the United States and Canada, today announced net income of $3.2 million or $0.27 fully diluted net income per share for the FY 2006 first quarter compared to $3.2 million or $0.27 per fully diluted share in the prior year.
Sales increased 18.3% to $91 million this quarter compared to the prior year. The current year quarter had one more business day than the prior year quarter. On a sales per day basis, sales increased 16.5%. The exchange rate between the Canadian dollar and the U.S. dollar was 8.1% higher this quarter than the same quarter last year. Excluding the impact of the stronger Canadian dollar, sales per day increased 13.5%. Also during the quarter, the price of fuel spiked dramatically due to hurricanes in the Gulf Coast of the U.S. The Company estimates that higher fuel surcharges account for between 3% and 4% of the increase in sales this quarter.
Selling, general and administrative (“SG&A”) expenses increased 17.3% to $19 million compared to the same quarter last year. As a percentage of sales, SG&A expenses were 21.0% in current year quarter compared to 21.2% in the prior year. Over twenty percent of the increase is attributable to the stronger Canadian dollar. The current year quarter includes charges totaling approximately $320,000 for severance payments and bonus awards. As well, the investment the Company is making in the sales organization, the IT infrastructure and in mid-level management and capacity managers in field operations negatively impacted the leverage we normally achieve from increased sales. Management expects this to improve over the remaining quarters of this fiscal year.
Operating income declined 4.5% compared to the prior year quarter. Purchased transportation costs, the largest component of cost of sales represented 65.4% of sales in the current year quarter compared to 63.3% in the prior year. The impact of route optimization for certain customers last

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Dynamex — First Quarter Fiscal Year 2006
December 7, 2005

year, rapidly escalating fuel prices that were not recovered timely due to fuel surcharge mechanisms in certain contracts, “Greenfield” operations in North Carolina and Florida where margins are lower during initial phases and the continuing shift in business mix are the primary reasons for the increase in purchased transportation costs.
Income tax expense was $1.7 million, 35.1% of income before taxes in the current year quarter compared to $1.8 million, 36.5% of income before taxes in the prior year. The current year period benefited from a lower effective Canadian income tax rate.
First Quarter Highlights
“I am pleased that earnings for the quarter were slightly ahead of projections,” said Dynamex Chairman and CEO, Rick McClelland. “The route optimization and fuel surcharge issues we faced during the fourth quarter continued to stabilize and our operations in the southeast continued to improve. Sales growth in both the U.S. and Canada was reasonably strong and only marginally below our 10% target.
“Based on our first quarter performance and the underlying trends in our business, we believe the strategic and tactical choices we made during fiscal 2005 have positioned the Company for increased growth and profitability,” added McClelland. “Our national account base and sales pipeline remain strong. Sales overheads are in place and the sales organization has been substantially strengthened. We continue to be extremely focused on growth and managing our overall costs and expenses, especially purchased transportation costs.
“Dynamex is a non-asset based transportation and logistics firm with direct costs that are largely variable with revenue,” concluded McClelland. “This model has historically produced strong levels of cash flow and during this quarter we were able to capitalize on this by implementing an open market share repurchase program designed to be accretive and funded with available cash. Our repurchases to date total 571,000 shares or 4.9% of our total outstanding stock.”
Long-Term Debt
Total long-term debt was $9.3 million at October 31, 2005 compared to zero at July 31, 2005. The stock repurchase program, along with the growth in accounts receivable, were the primary reasons for the increase. The Company intended to use excess cash from Canada to fund the stock repurchase program. However, management had not completed its analysis of the most tax efficient method for cash repatriation at the end of the first quarter. The Company will repatriate the Canadian cash as a regular dividend before the end of the 2005 calendar year and reduce outstanding debt.
Margins
The gross margin was 26.9% of sales in the current quarter, down from 28.3% in the same quarter last year. The impact of rapidly escalating fuel prices, “Greenfield” operations in Florida and North Carolina and seasonality in the business of certain customers contributed to the decline in the gross margin. Management expects the gross margin percentage to improve slightly during the remainder of this fiscal year.

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Dynamex — First Quarter Fiscal Year 2006
December 7, 2005

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) were $5.5 million, slightly below the same quarter last year (see Reconciliation of Non-GAAP Financial Measures on page 7 of this release). EBITDA, as a percentage of sales, was 6.0%, down from 7.2% in the prior year.
Cash Flow from Operations
Net cash used in operating activities was $2.0 million compared to $1.8 million in the prior year. This increase is primarily attributable to the growth in accounts receivable. The increase in U.S. receivables, above the growth in sales, was primarily attributable to delayed payments from Florida based customers due to hurricane Wilma. Payments on those accounts were received in November. In Canada, several large accounts paid slower this quarter than in prior periods, there was a normal delay in payment from new customer startups and there was an increase in customers utilizing third-party payment companies that tends to delay payment. We have been addressing these issues and we expect to see considerable improvement by the end of the FY 2006 second quarter. Net cash provided from operations before working capital changes was $4.7 million in the current year compared to $4.9 million in the prior year.
Depreciation and Amortization
Depreciation and amortization (“D&A”) in the current quarter increased to $494,000 from $376,000 in the first quarter last year due principally to implementation of the DECS system in the fourth quarter of FY 2005. As a percent of sales, D&A was 0.5%, the same percentage as the prior year.
Interest Expense
Interest expense for the three months ended October 31, 2005 was $84,000, 46% below the prior year period but higher than plan due to the delay in repatriation of cash from Canada. This decrease from the prior year is primarily attributable to lower average outstanding debt.
Outlook
The following outlook for FY 2006 is provided in connection with Regulation FD and to ensure that all investors continue to have equal access to information. The following outlook contains forward-looking statements that involve assumptions regarding Company operations and future prospects. Caution should be taken that the actual results could differ materially from those stated or implied in this and other Company communications.
The Company continues to expect year-over-year sales growth of between 8% and 12% for FY 2006.
The Company continues to expect FY 2006 net income to range from $1.05 to $1.15 per fully diluted share.

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Dynamex — First Quarter Fiscal Year 2006
December 7, 2005

Investor Call
The Company will host an investor conference call on Thursday, December 8, 2005 at 10:00 a.m. Central Standard Time. All interested parties may access the call Toll-Free at 1-877-407-8289. A participant will need the following information to access the conference call: Company name — “Dynamex”. A telephone replay of the conference call will be available through December 15, 2005 at, Toll-Free, 1-877-660-6853, enter Account Number 3055 and Conference ID Number 179818.
The conference call will also be available on the Internet through CCBN’s website, located at www.earnings.com, and the link is also available through the Company’s website at www.dynamex.com. To listen to the live call, please go to the website at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call for 30 days.
*     *     *
Dynamex is the leading provider of same-day delivery and logistics services in the United States and Canada. Additional press releases and investor relations information as well as the Company’s Internet e-commerce services package, dxNow™, is available at www.dynamex.com.
This release contains forward-looking statements that involve assumptions regarding Company operations and future prospects. Although the Company believes its expectations are based on reasonable assumptions, such statements are subject to risk and uncertainty, including, among other things, the effect of changing economic conditions, acquisition strategy, competition, foreign exchange, the ability to meet the terms of current borrowing arrangements, and risks associated with the local delivery industry. These and other risks are mentioned from time to time in the Company’s filings with the Securities and Exchange Commission. In light of such risks and uncertainties, the Company’s actual results could differ materially from such forward-looking statements. The Company does not undertake any obligation to publicly release any revision to any forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events. Caution should be taken that these factors could cause the actual results to differ from those stated or implied in this and other Company communications.

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Dynamex — First Quarter Fiscal Year 2006
December 7, 2005

DYNAMEX INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands except per share data)
(Unaudited)

	October 31,	July 31,
	2005	2005
ASSETS
CURRENT
Cash and cash equivalents	$11,321	$11,678
Accounts receivable (net of allowance for doubtful accounts of $842 and $767, respectively)	38,544	31,703
Prepaid and other current assets	2,629	3,115
Deferred income tax	1,942	1,992

Total current assets	54,436	48,488

Property and equipment — net	5,261	5,597
Goodwill	46,464	46,088
Intangibles — net	444	463
Deferred income taxes	7,062	7,625
Other assets	1,441	1,214

Total assets	$115,108	$109,475

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
CURRENT
Accounts payable trade	$9,177	$11,145
Accrued liabilities	16,376	14,426

Total current liabilities	25,553	25,571

Long-term debt	9,308	8

Total liabilities	34,861	25,579

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock; $0.01 par value, 10,000 shares authorized; none outstanding	—	—
Common stock; $0.01 par value, 50,000 shares authorized; 11,620 and 11,612 outstanding, respectively	116	116
Additional paid-in capital	77,396	77,196
Treasury stock, 500 shares	(7,792)	—
Retained earnings	6,949	3,768
Unrealized foreign currency translation adjustment	3,578	2,816

TOTAL STOCKHOLDERS’ EQUITY	80,247	83,896

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$115,108	$109,475

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Dynamex — First Quarter Fiscal Year 2006
December 7, 2005

DYNAMEX INC.
CONDENSED STATEMENTS OF CONSOLIDATED OPERATIONS
(in thousands except per share data)

	Three months ended
	October 31,
	2005	2004
	(Unaudited)
Sales	$90,569	$76,560

Cost of sales:
Purchased transportation	59,220	48,437
Other	6,957	6,414

	66,177	54,851

Gross profit	24,392	21,709

Selling, general and administrative expenses
Salaries, wages & employee benefits	13,405	11,388
Other	5,617	4,833

	19,022	16,221

Depreciation and amortization	494	376
(Gain) loss on disposal of property and equipment	—	5

Operating income	4,876	5,107

Interest expense	84	157
Other (income) expense	(107)	(50)

Income before taxes	4,899	5,000

Income tax expense	1,718	1,827

Net income	$3,181	$3,173

Basic earnings per common share:	$0.28	$0.28
Diluted earnings per common share:	$0.27	$0.27

Weighted average shares:
Common shares outstanding	11,543	11,445
Adjusted common shares — assuming exercise of stock options	11,792	11,695

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Dynamex — First Quarter Fiscal Year 2006
December 7, 2005

DYNAMEX INC.
CONDENSED STATEMENTS OF CONSOLIDATED OPERATIONS
(in thousands except percentage data)
(Unaudited)
Continued

	Three months ended
	October 31,
	2005	2004
Selected items as a percentage of sales:
Sales	100.0%	100.0%
Cost of sales:
Purchased transportation	65.4%	63.3%
Other	7.7%	8.4%

	73.1%	71.7%

Gross profit	26.9%	28.3%
Selling, general and administrative expenses:
Salaries, wages & employee benefits	14.8%	14.9%
Other	6.2%	6.3%

	21.0%	21.2%

Depreciation and amortization	0.5%	0.5%
(Gain) loss on disposal of property and equipment	0.0%	0.0%

Operating income	5.4%	6.7%

EBITDA Margin	6.0%	7.2%
EBITDA	$5,477	$5,533

Reconciliation of Non-GAAP Financial Measures:
Net income	$3,181	$3,173
Adjustments:
Income tax expense	1,718	1,827
Interest expense	84	157
Depreciation and amortization	494	376

EBITDA	$5,477	$5,533

Sales by Service Type
On Demand	$34,586	38.2%	$30,613	40.0%
Scheduled/Distribution	28,248	31.2%	21,970	28.7%
Outsourcing	27,735	30.6%	23,977	31.3%

Total Sales	$90,569	100.0%	$76,560	100.0%

Sales by Country
United States	$59,354	65.5%	$51,228	66.9%
Canada	31,215	34.5%	25,332	33.1%

Total Sales	$90,569	100.0%	$76,560	100.0%

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Dynamex — First Quarter Fiscal Year 2006
December 7, 2005

DYNAMEX INC.
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
(in thousands)

	Three months ended
	October 31,
	2005	2004
OPERATING ACTIVITIES
Net income	$3,181	$3,173
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	494	376
Amortization of bank financing fees	6	8
Provision for losses on accounts receivable	288	175
Stock option compensation	118	80
Deferred income taxes	614	1,092
(Gain) loss on disposal of property and equipment	—	5
Changes in current operating assets and liabilities:
Accounts receivable	(7,129)	(4,171)
Prepaids and other assets	486	(2,285)
Accounts payable and accrued liabilities	(18)	(263)

Net cash provided by operating activities	(1,960)	(1,810)

INVESTING ACTIVITIES
Purchase of property and equipment	(117)	(615)
Purchase of deferred compensation investments	(54)	(154)

Net cash used in investing activities	(171)	(769)

FINANCING ACTIVITIES
Principal payments on long-term debt	(1)	(1,700)
Net borrowings under line of credit	9,300	—
Net proceeds from sale of common stock	42	268
Tax benefit realized on exercise of stock options	40	126
Purchase of treasury stock	(7,792)	—
Other assets	(150)	26

Net cash provided by (used in) financing activities	1,439	(1,280)

EFFECT OF EXCHANGE RATES ON CASH FLOW INFORMATION	335	644

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(357)	(3,215)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	11,678	7,927

CASH AND CASH EQUIVALENTS, END OF YEAR	$11,321	$4,712

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest	$110	$112

Cash paid for taxes	$1,221	$855

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